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                                                                 Exhibit 99.1


     RICHMOND, Va., Nov. 21, 2001 - CSX Corporation (NYSE: CSX) said today it has reached a proposed settlement of the litigation filed against the company following a 1987 tank car fire in the Gentilly section of New Orleans. The settlement is subject to a fairness hearing and court approval.

     Net of insurance recoveries, CSX will incur an after tax expense of 17 cents per share in the fourth quarter of 2001 to account for the proposed settlement.

     CSX Corporation, headquartered in Richmond, Va., operates the largest rail network in the eastern half of the Unites States and also provides intermodal, domestic container shipping and international terminal management services.


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